Exhibit 5.1

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

June 6, 2012

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577-2543

Re: Atlas Air Worldwide Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), relating to the registration under the Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of:

(i) its debt securities (the “Debt Securities”), which may be either senior debt securities or subordinated debt securities, in one or more series, which Debt Securities are to be issued under one or more indentures among the Company and a trustee, in each case to be designated, as supplemented by one or more supplemental indentures,

(ii) shares of its preferred stock, par value $1.00 per share (the “Preferred Stock”), in one or more series, and/or

(iii) shares of its common stock, par value $0.01 per share, (the “Common Stock”), including Common Stock initially issuable upon conversion, exercise or exchange of any Preferred Stock or Debt Securities. The Preferred Stock, the Common Stock and the Debt Securities are referred to herein collectively as the “Securities”.

We have acted as counsel for the Company in connection with the filing of the Registration Statement. We are familiar with the proceedings taken by the Company in respect thereof and have examined originals or certified or attested copies of such certificates, corporate records and other documents as we have deemed necessary for the purposes of this opinion. The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When (i) the terms of any Debt Securities and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Debt Securities have been duly executed, authenticated and delivered against payment of the purchase price therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and in the manner provided for in the applicable indenture, such Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The Debt Securities covered in the opinion in this paragraph include any Debt Securities that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

2. When (i) the terms of any Preferred Stock of a particular series and their issuance and sale have been duly authorized by all necessary corporate action of the Company, (ii) a certificate of designations with respect to such series of Preferred Stock has been duly adopted by the Company and filed with the Secretary of State of the State of Delaware, and (iii) such shares of Preferred Stock have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Preferred Stock will be validly issued, fully paid, and nonassessable. The Preferred Stock covered in the opinion in this paragraph includes any shares of Preferred Stock that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

3. When (i) the issuance and sale of any shares of Common Stock have been duly authorized by all necessary corporate action of the Company and (ii) such shares have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable. The Common Stock covered in the opinion in this paragraph includes any shares of Common Stock that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, and any applicable indenture (including any supplemental indenture) pursuant to which such Securities may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto, and the specific terms of such Securities have been duly established in conformity with the applicable agreement and the certificate of incorporation and bylaws of the Company (if applicable); (iv) at the time of the issuance of any Securities, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (v) the number of shares of Common Stock issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s certificate of incorporation in effect at the time of such issuance; and (vi) all the foregoing actions to be taken by the Company are taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

Our opinion set forth in paragraph 3 is subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity. We express no opinion with respect to the enforceability of (i) waivers of rights to damages, offsets or defenses or (ii) any right to receive a prepayment premium or the unaccrued portion of original issue discount upon acceleration of any Debt Securities to the extent determined to be unreasonable or to constitute unmatured interest.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP